Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

New Fortress Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share, issuable upon conversion of the Series A Convertible Preferred Stock	456(b) 457(c) 457(r)	2,064,517(3)	$30.07	$62,080,026.19	$0.00014760	$9,163.01
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$62,080,026.19		$9,163.01
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$9,163.01(4)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus supplement also covers such additional shares as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the Class A common stock on March 25, 2024, as reported on the NASDAQ Global Select Market.

(3)	Consists of the resale of up to 2,064,517 shares of common stock issuable upon conversion of the preferred stock previously and separately registered under this Registration Statement.
(4)	Pursuant to Rule 424(g)(2) and General Instruction II.F to Form S-3, this prospectus supplement shall be deemed a final prospectus for purposes of the offering of the securities described herein.